UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 22, 2007

                 Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)
Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2007, the Compensation Committee (the "Committee") of the Board of Directors of Taylor Capital Group, Inc. (the "Company") approved a Change In Control Severance Agreement (the "Agreement") for Robin VanCastle in connection with her appointment to the position of Chief Financial Officer.

Under the Agreement, in the event the Company terminates Ms. VanCastle's employment for a reason other than for cause or good reason following a change in control (as defined in the Agreement), the Company will pay Ms. VanCastle an amount equal to two and one-half times her annual compensation. The Company is also obligated to provide Ms. VanCastle with health benefits for a period up to eighteen months and certain outplacement services under the Agreement. In the event that the Company terminates Ms. VanCastle's employment for cause or good reason following a change in control, then the Agreement will terminate without any obligation from the Company to Ms. VanCastle.

The foregoing description of the Agreement is summary in nature and does not purport to be complete. A copy of the Agreement will be filed as an exhibit to the Company's Form 10-Q for the quarter ending September 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2007

TAYLOR CAPITAL GROUP, INC.

By:	/s/ BRUCE W. TAYLOR
Bruce W. Taylor
Chairman, Chief Executive Officer, and President